EXHIBIT 5.1

January 12, 2005

Georgia Trust Bancshares, Inc.
3570 Financial Center Way, Suite 2
Buford, Georgia 30519

Re:	Georgia Trust Bancshares, Inc. Registration Statement on Form SB-2 19,000 Common Stock Purchase Warrants and the underlying Warrant Shares

Ladies and Gentlemen:

     We have served as counsel to Georgia Trust Bancshares, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the above-described Registration Statement (the “Registration Statement”) with respect to (i) 19,000 common stock purchase warrants of the Company to be issued to certain of the organizers and directors of Georgia Trust Bank, a Georgia state bank in organization (the “Organizers”) pursuant to an Organizer Warrant Agreement (the “Warrants”) and (ii) the 19,000 shares of Common Stock to be issued upon exercise of the warrants (the “Warrant Shares”).

     In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement, as amended through the date hereof; (ii) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia; (iii) the Bylaws of the Company, certified as complete and correct by the Secretary of the Company; (iv) the form of the common stock certificate of the Company; (v) the form of Organizer Warrant Agreement; and (vi) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

     Based upon such examination, we are of the opinion that:

     1. The Warrants have been duly authorized, and when the applicable Organizer Warrant Agreement has been duly and validly executed and delivered by the Company and the applicable Organizer, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally and general principles of equity.

     2. The Warrant Shares have been duly authorized, and reserved for issuance and when issued in accordance with the Organizer Warrant Agreement, will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Troutman Sanders LLP

Troutman Sanders LLP